EXHIBIT 12

                       STATEMENT REGARDING COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES


         The Company's consolidated ratio of earnings to fixed charges for each of the periods indicated are calculated as follows:


                                     SIX MONTHS ENDED                            YEAR ENDED DECEMBER 31,
                                         JUNE 30, 2000         1999         1998          1997          1996         1995
                                     ____________________________________________________________________________________
                                                                     (dollars, in thousands)

EARNINGS:
Income before income taxes,
minority interests and
cumulative effect of accounting
change                                     $ 52, 231       $ 169,972    $ 365,051      $ 114,377     $ 91,813     $ 15,919

Add: Fixed charges                           27,232           47,316       40,799         26,906       19,128       19,557
                                           ----------      -----------  ----------     ----------    ---------    ---------

Adjusted Earnings                          $ 79,463        $ 217,288    $ 405,850      $ 141,283     $110,941     $ 35,476
                                           ----------      -----------  ----------     ----------    ---------    ---------


FIXED CHARGES:
Portion of rent expense
representative of the interest
factor (deemed to be one-third)            $ 14,687        $  27,391     $ 21,706      $  16,615     $ 14,332    $  13,315

Interest Expense                             12,054           17,387       19,093         10,291        4,796        6,242

Capitalized Interest                            491            2,538           -             -             -           -

Total fixed charges                        $ 27,232         $ 47,316       40,799       $ 26,906     $ 19,128       19,557
                                           ----------      -----------  ----------     ----------    ---------    ---------

CONSOLIDATED RATIO OF EARNINGS TO
FIXED CHARGES                                2.92              4.59         9.95          5.25          5.80         1.81
                                           ==========      ===========  ==========     ==========    =========    =========
